UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2015

MRC GLOBAL INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35479	20-5956993
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2 Houston Center, 909 Fannin Street, Suite

3100, Houston, TX 77010

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (877) 294-7574

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors of Principal Officers; Election of Directors; Appointment of Principal Officers

On August 24, 2015, the board of directors (the “Board”) of MRC Global Inc. (the “Company”) held a special meeting to, among other things, discuss the addition of a director. After an extensive search process, the Board elected Robert “Bob” L. Wood as a director to fill a vacancy. The Company issued a press release on August 24, 2015 to announce that the Board elected Mr. Wood to the Board, effective immediately for an initial term expiring at the Company’s annual meeting of stockholders in 2016. Mr. Wood, age 60, currently serves as a director of Praxair, Inc. and Jarden Corporation. He is the former Chairman, President and Chief Executive Officer of Chemtura Corporation. Mr. Wood spent 26 years in various management positions within the Dow Chemical organization. He will serve on the Compensation Committee of the Board.

Mr. Wood will receive the same compensation as other non-employee Company directors as described in the MRC Global 2015 Proxy Statement under “Non-Employee Director compensation”.

There is no arrangement or understanding between Mr. Wood and any other persons pursuant to which he was selected as a director. Mr. Wood has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Mr. Wood and the Company have entered into the Company’s standard director indemnification agreement, whereby the Company agrees to indemnify, defend and hold its directors harmless from and against losses and expenses incurred as a result of their Board service, subject to the terms and conditions provided in the agreement.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release dated August 24, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 24, 2015

MRC GLOBAL INC.

By:	/s/ James E. Braun
James E. Braun
Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press release dated August 24, 2015